THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
LONGFOOT COMMUNICATIONS CORP.

Longfoot Communications Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.           The name of the Corporation is Longfoot Communications Corp.  The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was July 21, 2004.  The date of filing of its First Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was November 21, 2005. The date of filing of its Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was November 26, 2007.

2.           This Third Amended and Restated Certificate of Incorporation restates the Second Amended and Restated Certificate of Incorporation and amends the Second Amended and Restated Certificate of Incorporation by (i) changing the name of the corporation to “Kidville, Inc.” and (ii) deleting immaterial provisions.

3.           The text of the Corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended and restated to read in full as follows:

ARTICLE I

The name of the corporation is Kidville, Inc. (hereinafter called the “Corporation”).

ARTICLE II

The Corporation’s registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the city of Wilmington, County of New Castle, and its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The Corporation is authorized to issue two classes of shares, to be designated common stock and preferred stock, respectively. The number of shares of common stock authorized to be issued is 225,000,000 shares of $0.001 par value, and the number of preferred shares authorized to be issued is 25,000,000 shares of $0.001 par value, The board of directors is authorized, subject to limitations prescribed by law and the provisions of this Third Amended and Restated Certificate of Incorporation, to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the board of directors with respect to each series shall include, but not be limited to, determination of the following:

(a)           the number of shares constituting that series and the distinctive designation of that series;

(b)           the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)           whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights and the number of votes per share of such series;

(d)           whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

(e)           whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)           whether that series shall have a sinking fund for redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

(g)           the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h)           any other relative rights, preferences and limitation of that series.

ARTICLE V

The board of directors of the Corporation shall consist of at least one director, with the exact number to be fixed from time to time in the manner provided in the Corporation’s Bylaws. Each such director will serve as a director until his or her successor is duly elected and qualified.

ARTICLE VI

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under §174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. It is the intent that this provision be interpreted to provide the maximum protection against liability afforded to directors under the Delaware General Corporation Law as in existence either now or hereafter.

ARTICLE VII

This Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent permitted by applicable law as in existence either now or hereafter.

ARTICLE VIII

The directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE IX

The Corporation is to have perpetual existence.

4.           The foregoing Third Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by the board of directors in accordance with Section 245 of the General Corporation Law of the State of Delaware and by the written consent of the Corporation’s stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation law of the State of Delaware, and written notice of the adoption of this Third Amended and Restated Certificate of Incorporation has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation of the Corporation to be signed by Andy Stenzler, its Chief Executive Officer, this 29th day of August, 2008.

LONGFOOT COMMUNICATIONS CORP. By: /s/ Andy Stenzler Chief Executive Officer